================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15


                                            Commission File Number:     33-76306


                      GREAT AMERICAN COOKIE COMPANY, INC.
             (Exact name of Registrant as specified in its charter)


        4685 FREDERICK DRIVE, S.W., ATLANTA, GEORGIA 30336 (404) 696-1700
------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, of registrant's principal executive offices)


                 10 7/8% Senior Secured Notes due 2001, Series B
   --------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
---------------------------------------------------------------------------
 (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d)remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i)               Rule 12h-3(b)(1)(i)
                                    ----                             ----

             Rule 12g-4(a)(1)(ii)              Rule 12h-3(b)(1)(ii)
                                    ----                             ----

             Rule 12g-4(a)(2)(i)               Rule 12h-3(b)(2)(i)
                                    ----                             ----

             Rule 12g-4(a)(2)(ii)              Rule 12h-3(b)(2)(ii)
                                    ----                             ----

                                               Rule 15d-6              X
                                                                     ----



Approximate number of holders of record as of the certification or notice date: 6



================================================================================

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Great American Cookie Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized person.






                                             GREAT AMERICAN COOKIE COMPANY, INC.


Date:    August 27, 1998                     /s/L. Tim Pierce
                                             -----------------------------------
                                                L. Tim Pierce, Chief Financial
                                                             Officer & Secretary